SERVICE PROVIDER:	▪ MEDIVECTOR, INC.
MEDIVECTOR CONTACT:	▪ CAROL EPSTEIN, M.D.
ADVAXIS CONTACT:	▪ JOHN ROTHMAN, PhD
EFFECTIVE DATE:	▪ May 20, 2007

MASTER CONTRACT SERVICES AGREEMENT

THIS MASTER CONTRACT SERVICES AGREEMENT (together with the attached Project Order(s), the "Agreement") is made as of the date written above (the "Effective Date") by and between ADVAXIS, Inc., a Delaware corporation, with a principal office at The Technology Centre of New Jersey, Suite 113, 675 U.S. Route 1, North Brunswick, NJ 08902 (together for confidentiality rights and obligations with its affiliates, "ADVAXIS") and MediVector, Inc., a Delaware corporation with a principal office at set forth on the signature page hereto ("MediVector").

1. **Background**. ADVAXIS and MediVector have agreed to establish a relationship under which MediVector will render Services (defined below) specified in Project Order No. 1 attached to this Agreement, and in subsequent sequentially numbered project orders executed by the parties from time to time (the "Project Orders"). All subsequent Project Orders shall be substantially in the same form as Project Order No.1.

2. **Definitions.** The following terms have the meanings set forth below:

2.1. **"Materials"** means any data, documentation, biological materials, chemical compounds, and reagents, together with all derivatives thereof or other materials or information furnished to MediVector in connection with MediVector's rendering of the Services under this Agreement, including without limitation, all materials identified in the applicable Project Order.

2.2 "**Confidential Information**" means the MediVector Confidential Information and the ADVAXIS Confidential Information as defined in the Confidentiality Agreement dated February 26, 2007 between the parties (the "Confidentiality Agreement"). By way of clarification, it is hereby agreed that (a) the Results, (b) any clinical protocol or other documents developed by or on behalf of ADVAXIS that are the subject of any Project Order hereunder and (c) any data, information, or findings arising out of any such clinical trial shall be included in the definition of ADVAXIS Confidential Information. It is also agreed that the MediVector Program is MediVector Confidential Information.

2.3 **"Services"** means those services which MediVector is engaged to provide to ADVAXIS pursuant to the terms of this Agreement, as set forth in the specific Project Orders.

2.4 **"Results"** means all results of Services including, but not limited to, information, data, databases, documentation, reports, protocols, software, and any other deliverables, as defined in the applicable Project Order, with the exception of items described in this section. The "**MediVector Program**" means all processes and procedures, including but not limited to proprietary standard operating procedures and programs used by

MediVector in deriving information, data and materials for ADVAXIS hereunder, including any version or versions thereof that reflect or include ADVAXIS case-specific modifications.

3. **Project Orders.**

3.1. **Description.** All work delivered or performed hereunder shall be in accordance with this Agreement and the applicable Project Order. Each Project Order shall set forth a description of the specific Services to be provided, any Materials being provided by or on behalf of ADVAXIS for the Services, delivery and performance schedules, the term during which the Services will be provided (the "Project Term"), the MediVector personnel responsible for performing and/or supervising the Services (the Project Leader(s)"), the ADVAXIS contact, and the compensation and other details relating to the Services. If ADVAXIS wishes to change the scope of the Services covered by a Project Order or wishes to obtain additional services not initially covered by a Project Order, ADVAXIS shall so advise MediVector and shall submit specifications to the Service Provider. After receipt of the specifications, MediVector shall provide ADVAXIS with a cost estimate for performing the changed or additional services, and upon agreement in writing between the parties as to the changes or additional services and the costs involved, MediVector will proceed with such changed or additional services. In the event of a conflict between this Agreement and any Project Order, the terms of this Agreement shall govern.

3.2. **Performance of Services.**

a. **Project Leader.** MediVector will designate a Project Leader under each Project Order, who will be ADVAXIS' primary contact at MediVector for the Services being rendered under such Project Order. Project Leaders shall report to the ADVAXIS contact identified in the applicable Project Order.

b. **Availability.** During a Project Term, MediVector and the Project Leader will be available as appropriate for frequent communications with ADVAXIS regarding Services being rendered under the applicable Project Order.

c. **Completion.** The Services specified under any Project Order shall be rendered promptly at such times and at such places as ADVAXIS may reasonably request, and in any event, will be completed during the applicable Project Term. MediVector's personnel will devote such time as is necessary to promptly perform the duties and obligations under any Project Order. MediVector shall notify ADVAXIS promptly if it becomes aware of any circumstances that may prevent MediVector from completing any portion of the Services in a timely manner.

3.3. **Separate Agreement.** Each Project Order shall reflect a separate agreement of the parties, and, unless otherwise clearly stated in writing, the terms of each Project Order shall be independent of, and shall not affect, the terms of any other Project Order.

3.4. **No Obligation.** Except as otherwise expressly provided for herein, ADVAXIS is under no obligation to issue, nor is MediVector under any obligation to accept, any subsequent Project Order under this Agreement.

3.5. **Audits.** After reasonable notice by ADVAXIS to Service Provider, MediVector shall allow ADVAXIS employees and representatives, and representatives of regulatory agencies, at a mutually-agreeable time during normal business hours, to review MediVector's standard operating procedures (SOPs) and records, pertaining to the Services, and to inspect the facilities used to render the Services under the applicable Project Order. MediVector will have the right to refuse to admit, as ADVAXIS

representative, any competing service provider or employee of a competing service provider, if the MediVector material to be reviewed includes part or all of the MediVector Program.

3.6. **Data Verification.** MediVector will provide Oracle or SAS data sets containing the input for the databases, and copies of the reports and data listings in a format mutually agreed upon by ADVAXIS and MediVector as defined in the Project Order. MediVector shall verify the accuracy of the data contained in all databases and/or reports provided by it against the data entered into the MediVector Program by ADVAXIS or third parties and shall attach a signed statement attesting to such verification to each database and/or report provided to ADVAXIS. As per ADVAXIS' requirements, MediVector shall ensure that the database format is compatible with relevant existing databases of ADVAXIS as defined in the Project Order.

3.7. **Standard Operating Procedures.** MediVector shall, upon request, permit representatives of ADVAXIS to inspect the standard operating procedures (the "SOPs") of Service Provider, limited to those SOPs that apply to work performed under the Project Order. ADVAXIS shall consider such SOPs as MediVector Confidential Information. MediVector warrants that all SOP and all other methods, practices and procedures will be in compliance with all FDA and EMEA guidelines and practices. MediVector will have the right to refuse to admit, as ADVAXIS' representative, any competing service provider or employee of a competing service provider, if the MediVector material to be reviewed includes part or all of the MediVector Program.

3.8. **Regulatory Contacts.** ADVAXIS shall be solely responsible for all contacts and communications with any regulatory authorities with respect to matters relating to any of the Services provided hereunder. Unless required by applicable law, MediVector shall have no contact or communication with any regulatory authority regarding any Services provided hereunder without the prior written consent of ADVAXIS, unless otherwise contracted for under a Project Order. MediVector shall notify ADVAXIS immediately, and in no event later than three (3) business days after MediVector receives any contact or communication from any regulatory authority relating to the Services provided hereunder and shall inform ADVAXIS of the content of any such communication within five (5) business days of receipt of such communication by MediVector. MediVector shall consult with ADVAXIS regarding the response to any inquiry or observation from any regulatory authority relating to the Services provided hereunder and shall allow ADVAXIS at its discretion to control and/or participate in any further contacts or communications relating to the Services provided hereunder. MediVector shall comply with all reasonable requests and comments by ADVAXIS with respect to all contacts and communications with any regulatory authority relating to the Services provided hereunder. If requested by ADVAXIS, MediVector will assist ADVAXIS in its communications and relationship with regulatory authorities, including by providing access to the MediVector Program (to the extent relevant to a Project Order) to regulatory authorities or agents of ADVAXIS, as long as such agent is not a competing service provider or an employee of a competing service provider. MediVector will bill ADVAXIS for such assistance at MediVector's standard consulting rates plus expenses and a 5% expense administration cost, and ADVAXIS will pay for such services as provided in Section 6 below and, if requested by Service Provider, ADVAXIS will advance funds for such expenses.

4. **Relationship.** MediVector agrees, as a condition of this Agreement, to the following terms:

4.1. **Organization.** MediVector is and at all times during the Term (defined below) shall remain, a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

4.2. **Authorization.** The execution and delivery of this Agreement has been duly authorized by all requisite corporate action. This Agreement is and shall remain a valid and binding obligation of both

parties, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

4.3. **Insurance.** MediVector shall procure and maintain, at its sole expense, with financially sound and reputable insurers, insurance coverage (including worker's compensation for 100/500/100 and comprehensive liability coverage for $1 million) with respect to the conduct of its business

4.4. **Absence of Restrictions.** MediVector is under no contractual or other obligation or restriction that is inconsistent with MediVector's execution of this Agreement or the performance of Services. During the Term, MediVector will not enter into any agreement, either written or oral, in conflict with MediVector's obligations under this Agreement or under any Project Order. MediVector will arrange to provide the Services in such manner and at such times that the Services will not conflict with MediVector's responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship MediVector has at any time with any third party.

4.5. **Personnel.** MediVector represents and warrants to ADVAXIS that it has, and shall engage, competent employees and agents with the proper skill, training and background to support its obligation to render the Services to ADVAXIS in accordance with this Agreement.

a. **MediVector Responsibilities.** MediVector shall be solely responsible for any and all salaries, fees, state and federal taxes, withholding, FICA, worker's compensation or other payments due in respect of the compensation paid to MediVector by ADVAXIS or by MediVector to any employee or agent employed by Service Provider.

b. **Employee Benefits.** MediVector's employees and agents shall have no rights to receive from ADVAXIS any employee benefits, such as health and accident insurance, sick leave or vacation, which are accorded to ADVAXIS' own employees.

c. **Subcontracting.** With ADVAXIS's prior written consent, MediVector may subcontract the performance of certain of its obligations under a specific Project Order to qualified third parties, provided that (i) MediVector notifies ADVAXIS of the proposed subcontractor and identifies the specific Services to be performed by such subcontractors (ii) such subcontractor performs such Services in a manner consistent with the terms and conditions of this Agreement, and (iii) MediVector remains liable for the performance of such subcontractor.

d. **Agreements with Personnel.** MediVector has or shall obtain agreements with all employees, consultants, subcontractors, and advisors who participate in rendering the Services which (i) impose confidentiality obligations on such personnel consistent with the terms of the Confidentiality Agreement, and (ii) effectively vest in MediVector any and all rights which such individuals and/or entities might otherwise have in the results of their work and are adequate to permit MediVector to transfer such rights to ADVAXIS under Section 6.2 of this Agreement.

e. **Employees and Subcontractors.** MediVector agrees not to solicit any ADVAXIS employees.

4.6. **Confidential Information of Third Parties**. The performance of Services does not and will not breach any agreement that obligates MediVector to keep in confidence any confidential or proprietary information of any third party or to refrain from competing, directly or indirectly, with the business of any third party. MediVector shall not disclose to ADVAXIS any such confidential or proprietary information.

4.7. **Compliance with Policies and Regulations**. In performing Services, MediVector shall comply with all applicable business conduct, regulatory, and health and safety guidelines or regulations established by any relevant governmental authority. In addition, MediVector shall comply with all applicable

ADVAXIS guidelines that MediVector is made aware of by ADVAXIS that do not violate any applicable regulations or laws.

4.8. Warranties Relating to Services and Results.

a. **General Warranties.** MediVector warrants and represents that all Services will be performed in a timely, expert and professional manner in accordance with generally accepted industry standards and practices for the performance of similar services; and that MediVector's provision of, and ADVAXIS' use of, Services and Results in accordance with this Agreement shall not violate any patent, trade secret or other proprietary or intellectual property right of any third party.

b. **No Disabling Devices; Viruses; GNU Licenses.** MediVector represents that, to the best of its knowledge neither the Results nor the MediVector Program contain any disabling device, code, computer virus or defect that will, with the passage of time or otherwise, impair the use of the Results. Further, MediVector represents that to the best of its knowledge neither the Results nor the MediVector Program contain any software covered by any GNU license or similar "open source" license, or other software which could compromise or interfere in any way with ADVAXIS' intellectual property rights in or use of such Results as provided under this Agreement.

c. **Software Warranty.** MediVector represents and warrants that any software being provided by MediVector in connection with performing the Services will substantially conform to the specifications set forth in the applicable Project Order.

d. **Limitation of Warranties.**

THE WARRANTIES EXPRESSED IN SECTION 4.8 AND ANY OTHER WARRANTIES EXPRESSLY PROVIDED HEREIN ARE IN LIEU OF ANY AND ALL OTHER WARRANTIES, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH MEDIVECTOR DISCLAIMS.

ADVAXIS ACKNOWLEDGES THAT THE PRESENCE OR ABSENCE OF INFORMATION, DATA, EVENTS, RESEARCH OR DEVELOPMENTS IN THE RESULTS IS NOT THE RESPONSIBILITY OF THE SERVICE PROVIDER.

MEDIVECTOR ASSUMES NO RESPONSIBILITY FOR THE USE OF THE RESULTS BY ADVAXIS OR ANY OTHER PERSON, AND MEDIVECTOR SHALL NOT BE LIABLE FOR LOSS OF PROFITS, LOSS OF USE, OR INCIDENTAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES AS A RESULT OF SUCH USE, EVEN IF EXPRESSLY MADE AWARE OF THE POSSIBILITY THEREOF.

MEDIVECTOR SHALL NOT IN ANY EVENT BE LIABLE FOR MORE THAN THE VALUE OF A PROJECT ORDER FOR DAMAGES ALLEGED IN CONNECTION WITH THAT PROJECT ORDER (WHETHER SUCH LIABILITY ARISES FROM BREACH OF WARRANTY, BREACH OF THIS CONTRACT OR OTHERWISE, AND WHETHER IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE AND STRICT LIABILITY).

4.9 Absence of Debarment. MediVector represents that neither it, nor any of its employees, subcontractors or consultants or advisors performing the Services under this Agreement, have been debarred, and to the best of its knowledge, are not under consideration to be debarred, by the Food and

Drug Administration from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992.

5. **ADVAXIS' Representations and Covenants.** ADVAXIS agrees, as a condition of this Agreement, to the following terms:

5.1. **Organization.** ADVAXIS is and at all times during the Term (defined below) shall remain, a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

5.2. **Authorization.** The execution and delivery of this Agreement has been duly authorized by all requisite corporate action. This Agreement is and shall remain a valid and binding obligation of both parties, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

5.3. **Insurance.** ADVAXIS shall procure and maintain, at its sole expense, with financially sound and reputable insurers, insurance coverage (including worker's compensation and comprehensive liability coverage) with respect to the conduct of its business against loss from such risks and in such amounts as is customary for well-insured companies engaged in similar businesses.

5.4. **Employees and Subcontractors.** ADVAXIS agrees not to solicit any consultant or employees of MediVector.

5.5. **Confidential Information of Third Parties**. The Services requested, Materials provided or information provided by ADVAXIS under this Agreement do not and will not breach any agreement that obligates ADVAXIS to keep in confidence any confidential or proprietary information of any third party or to refrain from competing, directly or indirectly, with the business of any third party. ADVAXIS shall not disclose to MediVector any such confidential or proprietary information.

5.6. **Protection of MediVector Program by Trial Sites**: ADVAXIS will inform any person who will have access to the MediVector Program, including without limitation persons who participate in ADVAXIS trials and who enter data into the MediVector Program, that the MediVector Program and all components and versions thereof are the confidential property of MediVector. ADVAXIS will include in its agreements with trial sites a provision pursuant to which such trial sites agree to maintain the confidentiality of the MediVector Program.

6. **Compensation.** As full consideration for Services provided under a Project Order, ADVAXIS shall pay MediVector in accordance with the fee and payment schedule set forth in the applicable Project Order. MediVector shall invoice ADVAXIS as follows: Attention: Mr. Fred Cobb, CFO for Services rendered hereunder, and shall include the ADVAXIS agreement number provided above or on each separate Project Order. All payments shall be made by ADVAXIS within fourteen (14) days of its receipt of an acceptable invoice from Service Provider. Any invoice that is not paid within thirty (30) days of invoice will accrue interest at a rate of one and one-half percent (1.5%) per month until paid. The payment of any invoice (other than an invoice payable upon execution of a Project Order) shall be subject to ADVAXIS's reasonable satisfaction with the conduct of the Services, resolution of any invoice queries, and the timely delivery of the Services covered by such invoice.

7. **Proprietary Rights.**

7.1. **Materials.** All Materials provided by ADVAXIS to MediVector for the performance of Services and all associated intellectual property rights shall remain the exclusive property of ADVAXIS, except as otherwise provided in Section 7.3. MediVector shall use Materials provided by ADVAXIS under any Project Order solely for rendering the Services under the applicable Project Order. Any Materials

remaining upon completion of the Services under a Project Order shall be, at ADVAXIS' direction, either returned to ADVAXIS or destroyed, with one copy retained by MediVector solely for archival purposes.

7.2. **Results.** MediVector hereby assigns and agrees to assign to ADVAXIS title to the Results, including any intellectual property rights embodied in such Results (whether or not protectible under patent, copyright, trade secret or similar laws) with the exception the MediVector Program, which shall remain the exclusive property of Service Provider. MediVector hereby undertakes and agrees to execute such assignments and other papers which, in the opinion of ADVAXIS, are necessary at any time to permit the filing and prosecution of copyrights, applications for copyrights, applications for patents covering the Results or are otherwise required for compliance with the provisions of this paragraph. In the event that others are, or may hereafter become, associated with MediVector or be used by MediVector in connection with the work called for by this Agreement, MediVector agrees to procure from them agreements containing analogous obligations to the obligations of this Agreement, and MediVector agrees to cooperate with ADVAXIS in procuring execution by them of such assignments and other papers as may be required. If ADVAXIS is unable for any reason to secure MediVector's signature to apply for or to pursue any application for any United States or foreign patents, copyright or trademark registrations covering the assignments to ADVAXIS above, then MediVector hereby irrevocably designates and appoints ADVAXIS and its duly authorized officers and agents as MediVector's agent and attorney-in-fact, to act for and in MediVector's behalf and stead, to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright, mask work and trademark registrations thereon with the same legal force and effect as if executed by Service Provider. ADVAXIS shall be free to use Results for any and all purposes.

7.3. **MediVector Proprietary Information.** The MediVector Program and all versions and components thereof shall remain the sole and exclusive property of Service Provider. ADVAXIS shall have the full and free right to use any and all parts of the data and reports provided to it under this Agreement in any way deemed by it to be necessary or desirable either directly or through agents or otherwise without additional payment of any compensation to MediVector for such use except as herein specifically provided. ADVAXIS ownership of the Results, data and reports as described above will not be deemed to convey to ADVAXIS any right, title or license to the MediVector Program.

7.4. **Work at Third Party Facilities.** Except as set forth in, and in accordance with, Section 4.5(c), MediVector shall not transfer Material, engage in any activities or use any third party facilities or intellectual property in performing the Services that could result in claims of ownership to Results or Materials being made by such third party.

7.5. **Records; Records Storage.** MediVector shall maintain all materials and all other data and documentation obtained or generated by MediVector in the course of providing Services hereunder, including all computerized records and files (the "Records") in a secure area reasonably protected from fire, theft and destruction. These Records shall be "works made for hire" and shall remain the exclusive property of ADVAXIS, except as provided in Section 7.3.

7.6. **Record Retention.** Upon written instruction of ADVAXIS, all Records shall, at ADVAXIS' option either be (i) delivered to ADVAXIS or to its designee in such form as is then currently in the possession of Service Provider, (ii) retained by MediVector for a period of five (5) years, or as such longer period as may be required as a matter of law or regulation or (iii) disposed of, at the direction and written request of ADVAXIS, unless such Records are otherwise required to be stored or maintained by MediVector as a matter of law or regulation. In no event shall MediVector dispose of any such Records without first giving ADVAXIS sixty (60) days' prior written notice of its intent to do so. Notwithstanding the foregoing, MediVector may retain one copy of any such Records for archival purposes only, subject to MediVector's obligation of confidentiality.

8. Confidentiality.

8.1 **Existing Confidentiality Agreement.** The parties acknowledge and confirm that the Confidentiality Agreement dated February 26, 2007 remains in full force and shall apply to any information generated or exchanged pursuant to this Agreement. Notwithstanding the foregoing, MediVector agrees that ADVAXIS may, with the prior written consent of MediVector, disclose MediVector Confidential Information to its consultants and advisors on a need-to-know basis so long as such consultants and advisors are under an obligation of confidentiality as least as restrictive as the obligation of ADVAXIS under the Confidentiality Agreement. ADVAXIS acknowledges that under no circumstances will MediVector provide its consent for the disclosure of MediVector Confidential Information to any consultant, advisor or other person who MediVector reasonably believes has any relationship with a MediVector competitor.

8.2 **Exportation of Data**. Recipient shall adhere to the U.S. Export Administration Laws and regulations and shall not export any technical data received from ADVAXIS or the direct product of such technical data to any proscribed country listed in the U.S. Export Administration Regulations unless properly authorized by the U.S. Government.

9. **Publication.** ADVAXIS shall have the right to publish and disclose, and control the publication and disclosure of, the Results.

10. **Indemnification by Service Provider.** MediVector will defend, indemnify, save and hold ADVAXIS and its directors, officers, employees and agents (together, the "ADVAXIS Indemnitees") harmless from and against any third party claims, demands, suits, actions, causes of actions, losses, damages, fines and liabilities, including reasonable attorneys' fees ("ADVAXIS Losses"), arising out of any negligence or willful misconduct by MediVector in its performance of the Services or any material breach of this Agreement by Service Provider, and will pay any costs and damages which, by final judgment, after exhaustion of all reasonable appeals, may be assessed against any ADVAXIS Indemnitee, except that MediVector shall not be obligated to indemnify any ADVAXIS Indemnitees for ADVAXIS Losses to the extent they result from the negligence or willful misconduct of the ADVAXIS Indemnitees. The foregoing indemnification shall be contingent upon ADVAXIS promptly notifying MediVector of a ADVAXIS Loss and providing reasonable cooperation (at MediVector's expense) and tendering to MediVector (and/or its insurer) full authority to defend or settle the claim or suit. ADVAXIS has the right to participate (at its own expense) in the claim or suit and in selecting counsel therefore. Notwithstanding the foregoing, however, MediVector shall not settle or admit liability with respect to any such claim which would result in liability to an ADVAXIS Indemnitee without ADVAXIS' prior written consent, which consent shall not be unreasonably withheld or delayed.

11. **Indemnification by ADVAXIS**. ADVAXIS will defend, indemnify, save and hold MediVector and its directors, officers, employees and agents (together, the "Provider Indemnitees") harmless from and against any third party claims, demands, suits, actions, causes of actions, losses, damages, fines and liabilities, including reasonable attorneys' fees ("Provider Losses"), arising out of (i) ADVAXIS' negligence or willful misconduct in connection with this Agreement, or (ii) ADVAXIS' use of the Results, and will pay any costs and damages which, by final judgment, after exhaustion of all reasonable appeals, may be assessed against the Provider Indemnitees, except that ADVAXIS shall not be obligated to indemnify MediVector for Provider Losses to the extent they result from the negligence or willful misconduct of the Provider Indemnitees. The foregoing indemnification shall be contingent upon MediVector promptly notifying ADVAXIS of a MediVector Loss and providing reasonable cooperation (at ADVAXIS' expense) and tendering to ADVAXIS (and/or its insurer) full authority to defend or settle the claim or suit. MediVector has the right to participate (at its own expense) in the claim or suit and in selecting counsel therefore. Notwithstanding the foregoing, however, ADVAXIS shall not settle or admit

liability with respect to any such claim which would result in liability to a Provider Indemnitee without MediVector's prior written consent, which consent shall not be unreasonably withheld or delayed.

12. Term and Termination.

12.1. Term. This Agreement will commence on the Effective Date and shall expire on the later of (a) two (2) years from the Effective Date or (b) the completion of all Services under the last Project Order executed by the parties prior to the second anniversary of the Effective Date or (c) payment of all monies due under this Agreement. The Term may be extended by mutual agreement of the parties or earlier terminated in accordance with Section 12.2 or 12.3 below.

12.2. Termination for Cause.

a. **By ADVAXIS.** ADVAXIS may immediately terminate this Agreement at any time upon written notice to MediVector in the event of a breach of this Agreement by MediVector that cannot be cured (*i.e.* breach of the confidentiality obligations).

b. **By Either Party.** Either party may terminate this Agreement or any Project Order(s) for cause at any time upon thirty (30) days prior written notice to the other party. "Cause" shall mean (i) material breach by either party of this Agreement or of a Project Order where such breach, if curable, is not remedied to the other party's reasonable satisfaction within such thirty (30) day period, or (ii) a material change reasonably unacceptable to either party in the other party's ability to function as a going concern, to conduct its operations in the normal course of business or to perform its obligations under this Agreement or under any Project Order. In addition, for ADVAXIS, "Cause" shall include unsatisfactory performance of the Services that shall continue after specific notice thereof has been received by Service Provider, and the thirty (30) day period shall have passed after the receipt of such notice during which MediVector fails to cure such specific unsatisfactory performance.

12.3. Termination without Cause. ADVAXIS may terminate this Agreement or any Project Order at any time without cause upon not less than thirty (30) days' prior written notice to Service Provider. MediVector may terminate this Agreement at any time without cause upon not less than thirty (30) days' prior written notice to ADVAXIS; provided however that MediVector shall not terminate the Agreement until all Services under active and ongoing Project Orders are completed and accepted by ADVAXIS, unless payments due under this Agreement are over 30 days overdue.

12.4. Effect of Termination or Expiration. Upon termination or expiration of this Agreement, neither MediVector nor ADVAXIS shall have any further obligations under this Agreement, or in the case of termination or expiration of a Project Order, under such Project Order, except that (a) MediVector shall terminate all Services in progress in an orderly manner as soon as practical and in accordance with a schedule and budget agreed to by ADVAXIS, unless ADVAXIS specifies in the notice of termination that Services in progress should be completed, (b) MediVector shall deliver to ADVAXIS any Materials in its possession or control and all Results developed through termination or expiration, (c) ADVAXIS shall pay MediVector any monies due and owing Service Provider, up to the time of termination or expiration, for Services actually performed and all authorized expenses actually incurred (as specified in the applicable Project Order), provided that in no event shall the amount payable upon termination for any Project Order exceed the total amount of the budget defined in such Project Order plus 10%, unless termination requires more work than would have been required to complete the project under the Project Order, and (d) MediVector shall immediately return to ADVAXIS all ADVAXIS Confidential Information and copies thereof provided to MediVector under this Agreement or under any Project Order which has been terminated or has expired, with the exception of one copy of each document to be retained in MediVector's confidential files for archival purposes. In the case of Termination by ADVAXIS without cause, a payment of 10% of the value of

the terminated Project Order(s) will be due in addition to any payments described above, upon delivery to ADVAXIS of the last of the materials described above.

12.5. **Survival.** The obligations which by their terms survive termination or expiration of this Agreement or of any Project Order, including, without limitation, the applicable ownership, confidentiality, publication, warranty and indemnification provisions of this Agreement, shall survive any termination of this Agreement or of any Project Order.

13. **Miscellaneous.**

13.1. **Independent Contractor.** MediVector's relation to ADVAXIS shall be that of an independent contractor and neither this Agreement nor the services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee relationship between the parties. MediVector shall not be deemed an agent of ADVAXIS for any purpose and shall have no authority to bind ADVAXIS. MediVector shall not in any way represent itself to be a partner, joint venturer or employee of or with ADVAXIS.

13.2. **Use of Name.** Neither party shall use the other party's name in any form of advertising, promotion or publicity, including press releases, without the prior written consent of the other party, provided, however, that the foregoing shall not preclude any legally required disclosure or reports generated in the normal course of business.

13.3. **Notice.** All communications and notices from one party to the other shall be in writing and shall be given by addressing the same to the other at the address or facsimile number set forth in this Agreement, or at such other address or facsimile number as either may specify in writing to the other in conformity with this Section. Non-medical communications and notices to ADVAXIS will be marked "**Attention: Dr. John Rothman**" and all medical and regulatory communications and notices to ADVAXIS will be marked "**Attention: Dr. John Rothman**." All notices shall become effective when (a) deposited in the United States mail with proper postage for first class Registered or Certified Mail prepaid, return receipt requested, (b) sent by any reputable commercial courier, delivery confirmation requested, (c) delivered personally, or (d) if promptly confirmed by mail or commercial courier as provided above, when dispatched by facsimile.

13.4. **Assignment**. This Agreement, and the rights and obligations hereunder, may not be assigned or transferred by either party without the prior written consent of the other party, except that ADVAXIS may assign this Agreement, in whole or in part, to an affiliated company or in connection with the merger, consolidation, sale or transfer of all or substantially all of the assets to which this Agreement relates.

13.5. **Entire Agreement.** This Agreement constitutes the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between ADVAXIS and Service Provider; provided, however, that the Confidentiality Agreement remains in full force and effect.

13.6 **Waivers.** The waiver by either party or the failure by either party to claim a breach of any provision of this Agreement shall not be deemed to constitute a waiver or estoppel with respect to any subsequent breach or with respect to any provision thereof.

13.7 **No Modification.** This Agreement and/or any Project Order may only be changed by a written document signed by authorized representatives of both parties.

13.8 **Severability.** In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or

unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement are held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

13.9 **Headings**. The paragraph headings contained herein are included solely for convenience of reference and shall not control or affect the meaning or interpretation of any of the provisions of this Agreement.

13.10 **Construction.** The parties acknowledge that each party and its counsel have reviewed and participated in the preparation of this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto. As the context requires, words connoting the singular include the plural, words connoting the masculine gender include the feminine or neutral gender, and vice versa.

13.11 **Counterparts**. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.12 **Applicable Law.** This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed therein, without giving effect to the principles thereof relating to the conflict of laws.

[Signatures appear on the following page]

ADVAXIS, INC.

By [signature]

Print Name JOHN ROTHMAN

Title VP Clinical Development
duly authorized

SERVICE PROVIDER: MEDIVECTOR, INC

By [signature]

Print Name Carol Epstein, MD

Title Executive Vice President, Chief Medical Officer
duly authorized

Address 245 First Street 18th Floor
Cambridge, MA 02142

6/21/07

Telephone (617) 374-6502

Facsimile (617) 241-0430

State of Incorporation (if applicable) Delaware

Taxpayer Identification No. EIN 04 3404450

Appendix A
Consulting Rates Valid through December 2007

Skill	Standard Fee
Dr. Carol Epstein	$400/hour
Dr. Api Rudich	400/hour
Associate Director, Clinical Research	240/hour
Regulatory Affairs (VP level)	355/hour
Regulatory Affairs (Director level)	250/hour
QA Auditor	175/hour
Statistician (VP level)	225/hour
Statistician	150/hour
Project Manager	200/hour
CRA	150/hour
Senior Medical Writer	175/hour
Medical Writer	145/hour
SAS Programmer	140/hour
Web Programmer	130/hour
Data Entry	55/hour
Network Manager	140/hour
Administrative Support	50/hour

The fee for outside expert consultants depends on the level of their expertise. Quotes will be provided as appropriate, and require the prior approval of ADVAXIS